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                                                                      EXHIBIT 12

                     THE HERTZ CORPORATION AND SUBSIDIARIES
         COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                    (In Thousands of Dollars Except Ratios)


                                                                    Unaudited
-----------------------------------------------------------------------------------------------------------------------------------
                                                                            Years Ended December 31,
                                             --------------------------------------------------------------------------------------
                                                  1996            1995             1994               1993                1992
                                                --------        --------         --------           --------            --------
Income before income taxes                      $256,569        $172,344         $162,831           $102,450            $ 31,769
Interest expense                                 309,249         323,871          284,438            256,718             310,481
Portion of rent estimated to represent the
    interest factor                               69,188          75,874           88,219             76,298              86,079
                                                --------        --------         --------           --------            --------
Earnings before income taxes and fixed
    charges                                     $635,006        $572,089         $535,488           $435,466            $428,329
                                                ========        ========         ========           ========            ========
Interest expense (including capitalized
    interest)                                   $309,843        $325,021         $284,855           $256,866            $310,538
Portion of rent estimated to represent the
    interest factor                               69,188          75,874           88,219             76,298              86,079
                                                --------        --------         --------           --------            --------
Fixed charges                                   $379,031        $400,895         $373,074           $333,164            $396,617
                                                ========        ========         ========           ========            ========
Ratio of earnings of fixed charges                   1.7             1.4              1.4                1.3                 1.1
                                                ========        ========         ========           ========            ========